Exhibit 10.11

SECURED & COLLATERALIZED PROMISSORY NOTE
$1,000,000 PLUS INTEREST DUE & PAYABLE
DOCUMENT C-02152008

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT OR APPLICABLE EXEMPTION OR SAFE HARBOR PROVISION.

FOR VALUE RECEIVED, on the Effective Date, as defined below, JMJ Financial (the “Borrower,” or “Writer”), hereby promises to pay to the Lender (“Lender” or “Holder”), as defined below, the Principal Sum, as defined below, along with the Interest Rate, as defined below, according to the terms herein.

The “Effective Date” shall be:	February 15, 2008

The “Holder” shall be:	Advanced Cell Technology Inc.

The “Principal Sum” shall be:	$1,000,000 (one million) US Dollars); Subject to the following: accrued, unpaid interest shall be added to the Principal Sum.

The “Consideration” shall be:	$1,000,000 (one million) dollars in the form of this $1,000,000 Secured & Collateralized Promissory Note as memorialized and evidenced by the attached Exhibit A Collateral and Security Agreement.

The “Interest Rate” shall be:	12% one-time interest charge on the Principal Sum. No interest or principal payments are required until the Maturity Date, but both principal and interest may be prepaid prior to maturity date.

The “Recourse” terms shall be:

This is a full recourse Note such that, for example, if the Writer defaults on the payment of this Note, forcing the Holder to foreclose on the security/collateral and there is a deficiency between (1) the outstanding principal and interest amount and (2) the foreclosure liquidation amount; then the Holder has the right to pursue additional claims against the Writer for that deficiency.

The “Collateral” or “Security” shall be:	$1,000,000 WORTH OF A-1 MONEY MARKET FUND, as memorialized and evidenced by the attached Exhibit A Collateral and Security Agreement.

The “Maturity Date” is the date upon which the Principal Sum of this Note, as well as any unpaid interest shall be due and payable, and that date shall be:	February 15, 2011

The “Prepayment Terms” shall be:

Prepayment is permitted at any time by payment in the form of any of the following: (1) cash, or (2) other negotiated form of payment mutually agreed to in writing, or (3) by surrender of the Convertible Promissory Note Document B-02152008, or (4) by surrender of the of the Collateral or Security with which this Promissory Note is secured.

ARTICLE 1 PAYMENT-RELATED PROVISIONS

1.1 Loan Payment Schedule. While no principal or interest payments are required until the Maturity Date, unless otherwise adjusted by Writer with written notice to Holder, or unless otherwise prepaid as set forth above whereby prepayment is permitted at any time by payment of cash, or other mutually agreed and negotiated payment, or by surrender of the Convertible Promissory Note Document B-02152008, or by surrender of the Collateral or Security related hereto; provided that all conversions are honored as set forth under Convertible Promissory Note Document B-02152008 and provided that Rule 144 is available to remove the restrictive legend from those shares obtained in those conversions and such that the shares effectively become immediately freely tradable, Writer will plan to make payments in total monthly amounts of $200,000 beginning 210 days from the execution of this agreement. Writer reserves the right to (1) make payments prior to 210 days from the execution of this agreement, and (2) to make payments in monthly amounts in excess of $200,000, and (3) to adjust this payment schedule and payment amounts with written notice to Holder.

1.2 Interest Rate. Interest payable on this Note will accrue interest at the Interest Rate and shall be applied to the Principal Sum.

1.3 Application of Payment. Unless otherwise specified in writing by Writer, all payments made on this Note will be first applied to the Principal Sum.

ARTICLE 2 MISCELLANEOUS

2.1. Notices. Any notice required or permitted hereunder must be in writing and be either personally served, sent by facsimile or email transmission, or sent by overnight courier. Notices will be deemed effectively delivered at the time of transmission if by facsimile or email, and if by overnight courier the business day after such notice is deposited with the courier service for delivery.

2.2. Amendment Provision. The term “Note” and all reference thereto, as used throughout this instrument, means this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

2.3. Assignability. This Note will be binding upon the Writer and its successors and permitted assigns, and will inure to the benefit of the Holder and its successors and permitted assigns, and may be assigned by the Holder only with written consent by Writer.

2.4. Governing Law. This Note will be governed by, and construed and enforced in accordance, with the laws of the State of Florida, without regard to the conflict of laws principles thereof.

2.5. Maximum Payments. Nothing contained herein may be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum will be credited against amounts owed by the Borrower to the Holder and thus refunded to the Writer.

2.6. Attorney Fees. In the event any attorney is employed by either party to this Note with regard to any legal or equitable action, arbitration or other proceeding brought by such party for the enforcement of this Note or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Note, the prevailing party in such proceeding will be entitled to recover from the other party reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which the prevailing party may be entitled.

2.7. No Public Announcement. Except as required by applicable securities law, no public announcement may be made regarding this Note, payments, or conversions without written permission by both Writer and Holder.

2.8. Transfer, Pledge, Sale, Collateral, Offer. Holder may not transfer, pledge, sell, use as collateral, offer, or hypothecate this Note to any third party without written approval from Writer.

2.9. Effective Date. This Note will become effective only upon occurrence of the three following events: the Effective Date of February 15, 2008 has been reached, execution by both parties, delivery of Document B-02152008 by the Writer.

HOLDER:	WRITER:

/s/ William M. Caldwell, IV		/s/ Justin Keener
William Caldwell		JMJ Financial / Its Principal
Chairman & CEO
Advanced Cell Technology Inc.

Dated:	2/14/08	Dated:	2/14/08

NOTARY PUBLIC-STATE OF FLORIDA
Christie Barrocas
Commission # DD735899
Expires: Nov. 19, 2011
BONDED THRU ATLANTIC BONDING CO., INC.